AnythingIT Signs Memorandum of Understanding (MOU) for US Government Agency 2 Year SubContract Extension

Fair Lawn, NJ. , October 29, 2014 AnythingIT (OTCBB: ANYI), announced today the company has signed a Memorandum of Understanding for a 2 year subcontract extension to provide a US Government Agency asset data destruction and fulfillment services on approximately 15,000 mobile products.  The term of the extended contract will begin on January 1, 2015 and is expected to generate revenues of $500,000 to $1,000,000 over the life of the extension.

The contracted award is an extension from an original contract AnythingIT was awarded in 2009.

“As we enter our 22nd year of business we continue to work towards achieving best practices in data security and management of legacy IT equipment.  This contract extension demonstrates our ongoing commitment as one of the most experienced organizations in both protecting our customers and providing the highest returns on legacy equipment.” Stated David Bernstein, CEO AnythingIT Inc.

About AnythingIT
AnythingIT is a leading IT recycler serving OEM's, Resellers, government and enterprise clients.  Services provided include: data scrubbing, shredding, inventorying, and resale.  Incorporated in 1992 the company is also a GSA Schedule Holder who has achieved E-Stewards, ISO 9001& 14001 certifications.

Safe Harbor Statement

This press release contains forward-looking statements that can be identified by terminology such as "believes," "expects," "potential," "plans," "suggests," "may," "should," "could," "intends," or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. These factors include, but are not limited to, our ability to comply with the terms of our customer agreement and the requirements of our customers, among other risks. AnythingIT Inc.’s future results may also be impacted by other risk factors listed from time to time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company's control. Forward-looking statements speak only as to the date they are made and AnythingIT, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made

For information, please contact:
David Bernstein
AnythingIT, Inc.
201-475-7301
daveb@anythingit.com

Corporate Headquarters 17-09 Zink Place, Unit 1 Fair Lawn, New Jersey, 07410 Toll Free: 877.766.3050